EXHIBIT 3.04

Certificate of Amendment

of

Restated Certificate of Incorporation

of

CSG Systems International, Inc.

CSG Systems International, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. That the name of the Corporation is CSG Systems International, Inc.

2. That the Board of Directors of the Corporation, acting in accordance with Section 242 of the DGCL, duly adopted resolutions to amend and restate in its entirety Article V of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation, and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article V of the Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

ARTICLE V

“To the extent permitted by the General Corporation Law of the State of Delaware, the directors and officers of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment or repeal of, or the adoption of any provision inconsistent with, this Article V and, to the fullest extent permitted by law, any modification of law shall operate prospectively only and shall not diminish or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation for any act of omission that occurred prior to the time of such amendment, repeal, adoption or modification. If the General Corporation Law of the State of Delaware is amended, after the effective date of this Article V, to authorize a corporation to further eliminate or limit the liability of its directors or officers, then a director or officer of the Corporation, in addition to the circumstances in which he or she is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.”

3. That the foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

4. That all other provisions of the Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

5. That the foregoing amendment to the Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS THEREOF, the undersigned authorized officer of the Corporation has caused this Certificate of Amendment to be signed this 1st day of June, 2023.

CSG SYSTEMS INTERNATIONAL, INC.,
a Delaware corporation

By: /s/ Brian A. Shepherd

Name: Brian A. Shepherd

Title: President, CEO